EXHIBIT 99.1

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CONTACT:	FOR IMMEDIATE RELEASE

Chris Apple

AMX Corporation

800.222.0193

chris.apple@amx.com

AMX CORPORATION DOUBLES FOURTH QUARTER EPS

ON 15 PERCENT REVENUE GROWTH

RICHARDSON, TX – April 29, 2004—AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, today reported fourth-quarter and fiscal-year 2004 operating results that reflect strong growth in key market sectors and overall top-line revenue growth. Earnings per share for the fiscal fourth quarter ended March 31, 2004, was $0.16, doubling the earnings per share of $0.08 reported for the year ago fourth quarter. AMX reported net income of $2.1 million on revenues of $23.0 million for the fourth quarter, compared to net income of $0.9 million on revenues of $19.9 million in the year ago quarter.

Total revenue was $23.0 million, up 15 percent from $19.9 million in the year ago quarter. Commercial revenue of $19.4 million, which represented approximately 85 percent of total revenue and includes both domestic and international sales, was up 13 percent from $17.2 million in the year ago quarter – up five percent domestically and 26 percent internationally. Residential revenue increased 26 percent to $3.5 million from $2.8 million in the year ago quarter.

“Strong execution across the Company has enabled us to deliver revenue growth in all of our key sectors,” said Bob Carroll, AMX President and Chief Executive Officer. “Demonstrating the positive effect our research and development initiatives have had on the company, sales of products introduced in the last two years accounted for more than half of total revenue for the quarter. We improved revenues in all key areas, and are pleased to announce that the Company ended its fiscal year debt free for the first time in over a decade.”

“For the coming fiscal year, AMX’s main objective will continue to be revenue growth,” said Carroll. “Recognizing the impact R&D has had on our business, we will introduce new products that support our device, asset and content control strategy, as well as solutions-based selling initiatives that we expect will drive key vertical market developments. With so many new solutions being introduced, we are committed to providing the tools and training to educate the marketplace about our products. While revenue remains a priority, we expect to continue to make improvements to our ‘time to market’ and ‘global production’ strategies by capitalizing on our relationships with corporate entities such as Arrow Electronics, with whom we have an exclusive supply chain partnership.”

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For fiscal year 2004, total revenues were $85.9 million, a four percent increase from $82.6 million for fiscal year 2003. Income per diluted share was $0.50 compared to $0.28 the previous year, and gross margins were 54 percent, compared to 51 percent for fiscal year 2003.

Financial Results

For the three months ended March 31, 2004:

•	Net income was $2.1 million, or $0.16 per diluted share, compared to net income of $0.9 million, or $0.08 per diluted share, for the year ago quarter.

•	Revenues were $23.0 million compared to $19.9 million for the year ago quarter.

•	Gross margins were 55 percent compared to 52 percent for the year ago quarter.

•	Operating expenses were up to $10.8 million from $9.3 million for the year ago quarter.

•	Operating income was $1.7 million as compared to operating income of $1.1 million for the year ago quarter.

For the year ended March 31, 2004:

•	Net income was $6.1 million, or $0.50 per diluted share, compared to net income of $3.1 million, or $0.28 per diluted share, for the year ended March 31, 2003.

•	Revenues were $85.9 million compared to $82.6 million for the year ended March 31, 2003.

•	Gross margins were 54 percent compared to 51 percent for the year ended March 31, 2003.

•	Operating expenses were up to $40.5 million from $38.3 million for the year ended March 31, 2003.

•	Operating income was $5.7 million as compared to operating income of $3.8 million for the year ended March 31, 2003.

Webcast

In conjunction with the Fourth Quarter earnings release, the Company invites you to listen to its conference call via its webcast over the Internet at 11:00 a.m. Eastern Time, April 29. The webcast may be accessed at http://www.firstcallevents.com/service/ajwz404399815gf12.html. The call is open to the general public and is also available by dialing (800) 362-0571. Please use conference call identification number “AMX” to access the live call. A replay of the conference call will also be available one to two hours after the end of the call. To access the replay, please dial (800) 934-7855 and enter the passcode “AMX.” In addition, the call will be archived on the Company’s website at www.amx.com.

About AMX Corporation

AMX CORPORATION is a worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX’s strategy is to work

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with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of the Company’s near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

All trademarks and registered marks are the property of their respective holders.

AMX CORPORATION

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended March 31 (Unaudited)		Year Ended March 31
	2004	2003	2004	2003
Commercial sales	$19,444	$17,154	$74,064	$72,220
Residential sales	3,520	2,768	11,879	10,391

Total sales	22,964	19,922	85,943	82,611

Cost of sales	10,390	9,520	39,733	40,472

Gross profit	12,574	10,402	46,210	42,139

Gross profit percentage	54.8%	52.2%	53.8%	51.0%

Selling and marketing expenses	6,460	4,763	22,951	20,713
Research and development expenses	2,529	2,358	10,355	9,210
General and administrative expenses	1,835	2,196	7,226	8,392

Total operating expenses	10,824	9,317	40,532	38,315

Operating income	1,750	1,085	5,678	3,824
Interest expense	(11)	(83)	(96)	(415)
Other income (expense), net	250	(4)	583	9

Income before income taxes	1,989	998	6,165	3,418

Income tax expense (benefit)	(86)	75	43	302

Net income	$2,075	$923	$6,122	$3,116

Basic income per share	$0.18	$0.08	$0.54	$0.28

Diluted income per share	$0.16	$0.08	$0.50	$0.28

Shares outstanding—basic	11,473	11,199	11,370	11,140

Shares outstanding—diluted	12,693	11,218	12,220	11,155

AMX CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2004	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$9,382	$4,961
Receivables, net	11,191	9,820
Inventories	7,328	7,274
Prepaid expenses and other	1,084	1,234

Total current assets	28,985	23,289

Furniture and equipment, at cost, net	6,995	6,899

Other assets	945	292

Total assets	$36,925	$30,480

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,869	$3,167
Current portion of long-term debt	—	766
Line of credit	—	3,000
Other accrued expenses	5,747	4,036

Total current liabilities	10,616	10,969

Long-term debt, less current portion	—	255

Other long-term liabilities	268	200

Shareholders' equity:
Common stock	121	117
Additional paid-in capital	25,371	24,407
Deferred Compensation	(105)	—
Retained earnings (deficit)	5,122	(1,000)
Less treasury stock	(4,468)	(4,468)

Total shareholders' equity	26,041	19,056

Total liabilities and shareholders' equity	$36,925	$30,480